Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Nos. 333-185318 and No. 333-232532 on Form S-8, and No. 333-214759 on Form S-3ASR of our report dated January 22, 2020, relating to the consolidated financial statements of Jefferies Finance LLC and Subsidiaries appearing in the Annual Report on Form 10-K of Jefferies Financial Group Inc. for the year ended November 30, 2019.

/s/ Deloitte & Touche LLP

New York, New York
January 29, 2020